Exhibit (a)(5)(ii)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Schedule TO of our reports dated December 20, 2007, with respect to the consolidated financial statements of Toll Brothers, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Toll Brothers, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Philadelphia, Pennsylvania
June 11, 2008